Exhibit 10.38

THE GOLDMAN SACHS AMENDED AND RESTATED

STOCK INCENTIVE PLAN (2013)

         YEAR-END RSU AWARD

This Award Agreement sets forth the terms and conditions of the          Year-End award (this “Award”) of RSUs (“Year-End RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “Plan”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. IN LIGHT OF THE U.S. TAX RULES RELATING TO DEFERRED COMPENSATION IN SECTION 409A OF THE CODE, TO THE EXTENT THAT YOU ARE A UNITED STATES TAXPAYER, CERTAIN PROVISIONS OF THIS AWARD AGREEMENT AND OF THE PLAN SHALL APPLY ONLY AS PROVIDED IN PARAGRAPH 15.

2. Award. The number of Year-End RSUs subject to this Award is set forth in the Award Statement delivered to you and is comprised of the number of RSUs designated on your Award Statement as “         Year-End RSUs” and “         Year-End Supplemental RSUs.” The RSUs that are designated on your Award Statement as “         Year-End RSUs” (and not “         Year-End Supplemental RSUs”) are referred to in this Award Agreement as “Base RSUs.” The RSUs that are designated on your Award Statement as “         Year-End Supplemental RSUs” are referred to in this Award Agreement as “Supplemental RSUs.” Unless otherwise provided, all references to “Year-End RSUs” include both the Supplemental RSUs and the Base RSUs. (For the avoidance of doubt, this Award Agreement does not govern the terms and conditions of the RSUs designated on your Award Statement as “         Year-End Short-Term RSUs,” which are addressed separately in the          Year-End Short-Term RSU Award Agreement.) An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. In addition, Shares delivered in respect of your Year-End RSUs will be subject to transfer restrictions following the Delivery Date as described in Paragraph 3(b)(iv) below. THIS AWARD IS CONDITIONED ON YOUR OPENING AND ACTIVATING THE ACCOUNT REFERRED TO IN PARAGRAPH 3(b), YOUR EXECUTING THE RELATED SIGNATURE CARD AND RETURNING IT TO THE ADDRESS DESIGNATED ON THE SIGNATURE CARD AND/OR BY THE METHOD DESIGNATED ON THE SIGNATURE CARD BY THE DATE SPECIFIED, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY EXECUTING THE RELATED SIGNATURE CARD, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

3. Vesting and Delivery and Transfer Restrictions.

(a) Vesting. All of your Supplemental RSUs shall be Vested on the Date of Grant. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date you shall become Vested in the number or percentage of Base RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). When a Year-End RSU becomes Vested, it means only that your continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding Year-End RSUs that are or become Vested. However, all other terms and conditions of this Award Agreement shall continue to apply to such Vested Year-End RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which, no Shares underlying such Vested Year-End RSUs would be delivered).

(b) Delivery and Transfer Restrictions.

(i) The Delivery Date with respect to the number or percentage of your Year-End RSUs shall be the date specified next to such number or percentage of Year-End RSUs on your Award Statement, such that delivery applies first to Shares underlying the Supplemental RSUs and then to Shares underlying the Base RSUs. In accordance with Treasury Regulations section (“Reg.”) 1.409A-3(d), the Firm may accelerate delivery to a date that is up to 30 days before the Delivery Date specified on the Award Statement; provided, however, that in no event shall you be permitted to designate, directly or indirectly, the taxable year of the delivery.

(ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10, 15 and 16, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than 30 Business Days) after each date specified as a Delivery Date (or any other date delivery of Shares is called for hereunder), unless otherwise determined by the Firm, Shares underlying the number or percentage of your then Outstanding Year-End RSUs with respect to which such Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book entry credit to your Account. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.

(iii) In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your Year-End RSUs, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other awards under the Plan or other property.

(iv) Except as provided in Paragraphs 3(c), 7, and 9(g), the following Shares delivered to you in respect of your Year-End RSUs shall be subject to Transfer Restrictions:

(A) Transfer Restrictions on Supplemental RSU Shares. All Shares delivered to you in respect of Supplemental RSUs (after application of any tax or other withholding) shall be subject to the Transfer Restrictions until the first trading day during a Window Period that occurs on or after the six-month anniversary of the Delivery Date.

(B) Transfer Restrictions on Base RSU Shares.

(1) If the withholding rate applicable to the delivery of Shares underlying Base RSUs on a Delivery Date (or any other date delivery of Shares is called for hereunder) is at least 50%, then all the Shares delivered to you (after application of the withholding) in respect of such RSUs on such date will be subject to the Transfer Restrictions until the date specified for such RSUs in your Award Statement as the Transferability Date.

(2) If the withholding rate applicable to the delivery of Shares underlying Base RSUs on a Delivery Date (or any other date delivery of Shares is called for hereunder) is less than 50%, then 50% of the Shares scheduled to be delivered to you (prior to application of any withholding) in respect of such RSUs on such date will be subject to the Transfer Restrictions until the Transferability Date. The remaining Shares underlying such RSUs delivered to you (after application of any withholding) on such date will be subject to the Transfer Restrictions until the first trading day during a Window Period that occurs on or after the six-month anniversary of the Delivery Date. Shares may be rounded to avoid fractional Shares.

Shares that are subject to Transfer Restrictions are referred to in this Award Agreement as “Shares at Risk.” Any date on which Transfer Restrictions lapse pursuant to this Paragraph 3(b)(iv) is referred to in this Award Agreement as an “Applicable Transferability Date.” Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void. If and to the extent your Shares at Risk are certificated, the Certificates representing the Shares at Risk are subject to the restrictions in this Paragraph 3(b)(iv), and GS Inc. shall advise its transfer agent to place a stop order against your Shares at Risk. Within 30 Business Days after the Applicable Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.

(v) In the discretion of the Committee, delivery of Shares (including Shares at Risk) or the payment of cash or other property may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares, cash or other property required by this Award Agreement have been satisfied. By accepting your Year-End RSUs, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your (or your estate or beneficiary) executing any documents related to, and your (or your estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

(vi) If you are a party to the Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), Shares delivered with respect to your Year-End RSUs will be subject to the Shareholders’ Agreement, except that Shares delivered with respect to Supplemental RSUs will not be considered “Covered Shares” for purposes of Section 2.1(a) of the Shareholders’ Agreement.

(c) Death. Notwithstanding any other Paragraph of this Award Agreement (except Paragraph 15), if you die prior to the Delivery Date and/or the Applicable Transferability Date, the Shares underlying your then Outstanding Year-End RSUs shall be delivered to the representative of your estate and any Transfer Restrictions shall cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

4. Termination of Year-End RSUs and Non-Delivery of Shares; Termination of Shares at Risk.

(a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6, 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Year-End RSUs that were Outstanding but that had not yet become Vested prior to your termination of Employment immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

(b) Without limiting the application of Paragraphs 4(c), 4(d), 4(f) and 4(g), and subject to Paragraphs 6(b) and 6(c), your rights in respect of the number or percentage of Supplemental RSUs that are scheduled to deliver on an applicable Delivery Date shall terminate, such number of Supplemental RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if you engage in “Competition” on or prior to the earlier of (i) the December 31 that immediately precedes such Delivery Date or (ii) the date on which your Supplemental RSUs become deliverable following a Change in Control in accordance with Paragraph 7 hereof. In addition, without limiting the application of Paragraphs 4(c), 4(d), 4(f) and 4(g), and subject to Paragraphs 6(b), 6(c), 6(d) and 6(e), your rights in respect of the Base RSUs that are Vested on the Date of Grant shall terminate, such Outstanding Base RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if you engage in “Competition” on or prior to the earlier of          or the date on which your Base RSUs become deliverable following a Change in Control in accordance with Paragraph 7. For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

(c) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Outstanding Year-End RSUs (whether or not Vested) immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:

(i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

(ii) any event that constitutes Cause has occurred;

(iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;

(iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares or payment in respect of Dividend Equivalent Rights under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;

(v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid;

(vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Year-End RSUs;

(viii) GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or

(ix) the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”

For purposes of the foregoing, the term “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 4(c)(iii), above, was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked, or (iii) an Advisory Director, a Managing Director, or a Senior Advisor of the Firm.

(d) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Shares at Risk immediately shall terminate and such Shares at Risk shall be cancelled (and any Shares or other property or amounts that were delivered, paid or withheld (y) in respect of Base RSUs at the time cancelled Shares at Risk were delivered in respect of Base RSUs and (z) in respect of Supplemental RSUs at the time cancelled Shares at Risk were delivered in respect of Supplemental RSUs, and, in each case, any related dividends or payments under Dividend Equivalent Rights that were paid in respect thereof, shall be subject to repayment as described in Paragraph 5) if:

(i) any event that constitutes Cause has occurred;

(ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By requesting the sale of Shares following the release of Transfer Restrictions, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement; or

(iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Shares at Risk.

(e) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraphs 4(c)(v) and 4(d)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraphs 4(c)(ii) and 4(d)(i).

(f) Unless the Committee determines otherwise, without limiting any other provision in Paragraphs 4(b), 4(c), 4(d) or 4(g), if the Committee determines that, during          , you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your Year-End RSUs awarded as part of this Award (whether or not Vested) immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof and any Shares at Risk shall be cancelled (and any Shares, cash or other property delivered, paid or withheld in respect of this Award shall be subject to repayment as described in Paragraph 5).

(g) In the event that:

(i) prior to the delivery of Shares, there occurs (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Investing & Lending segment, or annual negative revenues in the Investing & Lending segment of $5 billion or more, provided in either case that you are employed in a business within such reporting segment (each, a “Loss Event”);

(ii) prior to          , there occurs a loss equal to at least 5% of firmwide capital from a reportable operational risk event determined in accordance with the firmwide Reporting Operational Risk Events Policy (“Risk Event”);

(iii) during the period beginning on the Applicable Transferability Date and ending on          , you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law (“Serious Misconduct”); or

(iv) the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during          by an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business (“Supervised Employee”);

then, and if and to the extent determined by the Committee:

(X) in the case of a Loss Event as described in Paragraph 4(g)(i), your rights in respect of all or a portion of your Year-End RSUs awarded as part of this Award (whether or not Vested) which are scheduled to deliver on the next Delivery Date immediately following the date that the Loss Event is identified (or, if not practicable, then the next following Delivery Date) shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof;

(Y) in the case of a Risk Event as described in Paragraph 4(g)(ii) or a determination to hold you accountable for a Supervised Employee’s Serious Misconduct as described in Paragraph 4(g)(iv), your rights in respect of all or a portion of your Year-End RSUs awarded as part of this Award (whether or not Vested) immediately shall terminate, such Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof and all or a portion of any Shares at Risk shall be cancelled (and all or a portion of any Shares, cash or other property that were delivered, paid or withheld in respect of this Award shall be subject to repayment in accordance with Paragraph 5); and

(Z) in the case of your Serious Misconduct as described in Paragraph 4(g)(iii), you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Shares (plus any dividend payments and payments under Dividend Equivalent Rights) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made. Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute arising out of or relating to the payment required by this Paragraph 4(g)(Z) (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 12 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the payment amount).

In each case, the Committee will consider certain factors to determine whether and what portion of your Award shall terminate, including the reason for the Loss Event or Risk Event and the extent to which: (1) you participated in the Loss Event or Risk Event, (2) your compensation for          may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct and (3) your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.

5. Repayment. The provisions of Sections 2.5.3, 2.6.3 and 2.8.4 of the Plan (which require the return or repayment of Shares and payments under Dividend Equivalent Rights, without reduction for any amount applied to satisfy tax withholding or other obligations, if the Committee determines that the applicable terms and conditions were not satisfied) shall apply (i) to this Award, and (ii) as described in Paragraph 4(d), to (A) any Shares or other property or amounts that were delivered, paid or withheld in respect of Base RSUs at the time any cancelled Shares at Risk were delivered in respect of Base RSUs (and any related dividends and payments under Dividend Equivalent Rights) and (B) any Shares or other property or amounts that were delivered, paid or withheld in respect of Supplemental RSUs at the time any cancelled Shares at Risk were delivered in respect of Supplemental RSUs (and any related dividends and payments under Dividend Equivalent Rights).

6. Extended Absence, Retirement, Downsizing and Approved Termination for Program Analysts and Fixed-Term Employees.

(a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.20 of the Plan) by reason of Extended Absence or Retirement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Any termination of Employment by reason of Extended Absence or Retirement shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

(b) Without limiting the application of Paragraphs 4(c), 4(d), 4(f) and 4(g), your rights in respect of your Outstanding Year-End RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding Year-End RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Year-End RSUs, you engage in Competition. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, neither Paragraph 4(b) nor this Paragraph 6(b) will apply to your Outstanding Year-End RSUs if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

(c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End RSUs shall become Vested) and Paragraph 4(b) shall not apply to your Outstanding Year-End RSUs, but all other conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

(d) Notwithstanding any other provision of this Award Agreement, if you are classified by the Firm as a “program analyst,” and your Employment is terminated without Cause solely by reason of an “approved termination” with respect to your participation in the program prior to any Vesting Date specified on your Award Statement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End RSUs that were Outstanding but had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End RSUs shall become Vested) and Paragraph 4(b) shall not apply to your Outstanding Year-End RSUs, but all other conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Unless otherwise determined by the Committee, for purposes of this Paragraph 6(d), an “approved termination” shall mean a termination of Employment from the analyst program where you: (i) successfully complete the analyst program (as determined by the Firm in its sole discretion), which shall include, but not be limited to, remaining Employed by the Firm through the analyst program completion date specified by the Firm and (ii) terminate Employment with the Firm immediately after you complete the analyst program, without any “stay-on” or other agreement or understanding to continue Employment with the Firm. If you agree to stay with the Firm as an employee after your analyst program ends and then later terminate Employment, you will not have an “approved termination.” An “approved termination” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

(e) Notwithstanding any other provision of this Award Agreement, if you are designated by the Firm on its records as a “fixed-term” employee and your Employment is terminated without Cause solely by reason of the expiration of your fixed term (an “approved termination”) prior to any Vesting Date specified on your Award Statement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End RSUs that were Outstanding but had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End RSUs shall become Vested) and Paragraph 4(b) shall not apply to your Outstanding Year-End RSUs, but all other conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Unless otherwise determined by the Committee, for purposes of this Paragraph 6(e), an “approved termination” shall mean a termination of Employment from your fixed-term engagement where you: (i) successfully complete the fixed-term engagement (as determined by the Firm in its sole discretion), which shall include, but not be limited to, remaining Employed by the Firm through the completion date specified by the Firm and (ii) terminate Employment with the Firm immediately after you complete the fixed-term engagement without any “stay-on” or other agreement or understanding to continue Employment with the Firm. If you agree to stay with the Firm as an employee after your fixed-term engagement ends and then later terminate Employment, you will not have an “approved termination.” An “approved termination” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Applicable Transferability Date as provided in Paragraph 3(b)(iv).

7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except Paragraph 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding Year-End RSUs, whether or not Vested, shall be delivered and any Transfer Restrictions shall cease to apply.

8. Dividend Equivalent Rights; Dividends. Each Year-End RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding Year-End RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding Year-End RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to Year-End RSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan. You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Shares at Risk, or, if the Shares at Risk are held in escrow, the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Shares at Risk.

9. Certain Additional Terms, Conditions and Agreements.

(a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, Vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any

time during and/or after         ), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.

(b) If you are or become a Managing Director, your rights in respect of the Year-End RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

(c) Your rights in respect of your Year-End RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

(d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference, including without limitation the Firm’s supplying to any third party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan.

(e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Year-End RSU Award, including, without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

(f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

(g) Without limiting the application of Paragraphs 4(b), 4(c), 4(d), 4(f) and 4(g), if:

(i) your Employment with the Firm terminates solely because you resigned to accept Conflicted Employment; or

(ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End RSUs and/or Shares at Risk;

then, in the case of Paragraph 9(g)(i) only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End RSUs shall become Vested) and, in the case of Paragraphs 9(g)(i) and 9(g)(ii), any Transfer Restrictions shall cease to apply, and, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of Shares underlying, your then Outstanding Vested Year-End RSUs, in each case, subject to the last sentence of this Paragraph 9(g) and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment. For the avoidance of doubt, and subject to Paragraph 15(g) and applicable law, nothing in this Paragraph 9(g) shall limit the Committee’s authority to exercise its rights under the Award Agreement or the Plan (including, without limitation, Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest.

(h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

(i) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Vested Year-End RSUs and/or Shares at Risk, you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials will result in the forfeiture of all of your Outstanding Year-End RSUs and Shares at Risk, as applicable, in accordance with Paragraphs 4(c)(iv) and 4(d)(iii).

(j) By accepting this Award, you are granting to the Firm the full power and authority to register any Shares at Risk in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Shares at Risk in the event of forfeiture of your Shares at Risk.

(k) You understand and agree that in the event you appeal a determination by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees, you must submit a written request for such appeal within 180 days of receipt of any such determination.

10. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver Shares, to pay dividends or payments under Dividend Equivalent Rights or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing.

12. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN SHALL APPLY TO THIS AWARD. SUCH PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN.

(b) To the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it shall be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan shall be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing herein creates a substantive right to bring a claim under U.S., Federal, state, or local employment laws.

13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End RSUs may transfer some or all of their Year-End RSUs and/or Shares at Risk (which shall continue to be subject to Transfer Restrictions until the Applicable Transferability Date) through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).

14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

15. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.

(a) This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern.

(b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your Year-End RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 3(b) and (c), 6(b) and (c) (execution of waiver and release of claims and agreement to pay associated tax liability) and 9 and the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion shall occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).

(c) Notwithstanding the provisions of Paragraph 3(b)(iii) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your Year-End RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Notwithstanding the timing provisions of Paragraph 3(c), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e) The timing of delivery or payment pursuant to Paragraph 7 shall occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery shall occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).

(f) Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding Year-End RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding Year-End RSUs.

(g) The timing of delivery or payment referred to in the first sentence of Paragraph 9(g) shall be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A. In addition, any other actions the Committee may take with respect to Outstanding Year-End RSUs to cure any actual or perceived conflict of interest shall be taken only at such time as, and if and to the extent that, it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(h) Paragraph 10 and Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.

(i) Delivery of Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).

(j) The Grantee understands and agrees that the Grantee is solely responsible for the payment of any taxes and penalties due pursuant to Section 409A.

16. Compliance of Award Agreement and Plan with Section 457A. To the extent the Committee or the SIP Committee determines that (i) Section 457A of the Code or any guidance promulgated thereunder (“Section 457A”) requires that, in order to qualify for the short-term deferral exception from treatment as “deferred compensation” under Section 457A(d)(3)(B) of the Code, the documents governing an Award must specify that such Award will be delivered within the period set forth in Section 457A(d)(3)(B) of the Code and (ii) all or any portion of this Award is or becomes subject to Section 457A, this Award Agreement will be deemed to be amended as of the Date of Grant (as the Committee or the SIP Committee determines necessary or appropriate after consultation with counsel) to provide that delivery of Year-End RSUs will occur no later than 12 months after the end of the taxable year in which the right to delivery is first no longer subject to a substantial risk of forfeiture (as defined under Section 457A); provided, however, that no action or modification will be permitted to the extent that such action or modification would cause such Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would result in an additional tax imposed under Section 409A in respect of such Award.

17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title: